Exhibit 5.1

PW RICHTER PLC

3901 Dominion Townes Circle, Richmond, Virginia 23223

Telephone: (804) 644-2182; Website: www.pwrichtersec.com; Email:  pwr@pwrichtersec.com

August 8, 2019

Jeffrey Guzy, Chairman of the Board of Directors

Board of Directors

CoJax Oil and Gas Corporation

3033 Wilson Boulevard, Suite E605

Arlington, Virginia 22201

Re:	Registration Statement on Form S-1 SEC File Number: 333-232845

Gentlemen:

We have acted as outside legal counsel to CoJax Oil and Gas Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333-232845 of the Company (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the proposed underwritten public offering (the “Offering”) of up to a maximum aggregate of 3,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).  Shares of Common Stock will be offered and sold in a direct offering by Company’s officers and directors without commissions and on a “best efforts,” minimum-maximum basis.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Underwriting Agreement, the Company’s Articles of Incorporation and the Company’s Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the Code of Virginia, as amended, including the Virginia Stock Corporation Act, as amended. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock have been duly authorized by the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

 We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ PW Richter plc

PW RICHTER PLC